Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. REPORTS SECOND QUARTER 2005 RESULTS

GLENDALE, Calif., July 28, 2005 — IHOP Corp. (NYSE: IHP) today announced results for its second quarter and six months ended June 30, 2005.

IHOP reported an increase of 173.2% in net income to $11.9 million, or an increase of 185.7% in diluted earnings per share to $0.60 in the second quarter 2005.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $8.9 million recorded in the second quarter 2004 related to IHOP’s strategic repositioning of Company-operated restaurants.  Excluding this charge, net income for the second quarter 2005 would have increased 24.9% to $12.4 million, or an increase of 31.9% in diluted net income per share to $0.62.  This increase is primarily attributable to a 10.9% reduction in General & Administrative (G&A) expenses during the second quarter 2005, and a 5.5% reduction in diluted weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.

For the six months ended June 30, 2005, the Company reported an increase of 44.0% in net income to $22.0 million, or an increase of 54.9% in diluted net income per share to $1.10.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $10.1 million recorded in the first six months of 2004 related to IHOP’s strategic repositioning of Company-operated restaurants.  Excluding this charge, net income for the first six months of 2005 would have increased 5.8% to $22.5 million, or an increase of 13.1% in diluted net income per share to $1.12.  This increase is primarily due to minimal G&A growth and a 6.0% reduction in diluted weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “We are pleased with our strong financial performance for the second quarter as it reflects our commitment to manage G&A expense and enhance operating leverage in our core business.  While our sales performance for the first half of the year was disappointing, our operating model enabled us to increase profitability through improved expense control.  We expect that the second half of 2005 will show improved sales performance, combined with continued expense control, to maintain strong financial momentum.  Even with modest same-store sales increases, our model provides for continued strong cash flow, which is supported by a growing base of IHOP restaurants.”

Cash Flows from Operating Activities decreased in the six months ended June 30, 2005 to $26.8 million compared with $32.6 million in the same period in 2004.  This decrease was primarily due to a cash flow adjustment for $10.1 million in pre-tax impairment and closure charges taken in the first six months of 2004.  Capital expenditures were reduced from $9.0 million in the six months ended June 30, 2004 to $2.6 million in the first six months of this year, reflecting the Company’s business model change.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

Performance Highlights

The following are key business highlights for the second quarter 2005 resulting from IHOP’s three primary strategic objectives: Energize the Brand, Improve Operations Performance and Maximize Franchise Development.

•                  Energize the Brand:  Supported by IHOP’s Stuffed Crepes and Sourdough Cheese Grillers national product promotions, system-wide same-store sales increased by 0.9% in the second quarter 2005.  Sourdough Cheese Grillers performed modestly, but was strategically targeted to expand consumer awareness about IHOP’s non-breakfast offerings.  The system-wide roll out of an enhanced core menu during the quarter also included the introduction of new lunch and dinner offerings, which further supported IHOP’s focus on building its business beyond breakfast. IHOP also benefited from modest pricing increases taken by franchisees at the time of the enhanced core menu roll out.  During the second quarter 2005, negative guest traffic trends continued, but showed significant improvement in the last two months of the quarter as IHOP works to gain a healthier balance between guest traffic and check average.

•                  Improve Operations Performance:  The Company evaluates each franchise operator on an “A” through “F” scale based on a range of objective criteria including Mystery Shop reports, operational assessments, participation in training programs, and the maintenance of required management infrastructure.  At the end of the second quarter 2005, 83% of IHOP’s franchisees were rated an “A” or a “B” based on this rating system.  This reflects an improvement from 60% of IHOP’s franchisees rated as “A” or “B” operators in the second quarter 2004.

•                  Maximize Franchise Development:  During the second quarter 2005, IHOP franchisees and its area licensee opened 13 new IHOP restaurants, compared to only five restaurants in the same quarter last year.  IHOP also continued to build its pipeline of franchise development commitments with additional Multi-Store and Single-Store Development Agreements secured in the second quarter 2005 for its franchisees to build 28 new IHOP restaurants over the next eight and a half years.  As of the end of the second quarter 2005, the Company’s franchise pipeline included signed or optioned commitments to develop a total of 339 new IHOP restaurants over the next 11 years.  Currently, IHOP is finalizing legal agreements for additional franchise development that could add up to 62 more IHOP restaurants to its development pipeline, which brings total signed, optioned and pending commitments to as many as 401 restaurants.

2005 Guidance Reiterated

IHOP reiterated its 2005 performance guidance and expects diluted net income per share for 2005 to range between $2.02 and $2.12.  The Company’s earning performance outlook is based on the addition of 62 to 72 new restaurants to the IHOP system this year, and IHOP’s expectation that it will see positive same-store sales growth in the range of 2% to 4% in 2005.

IHOP remains confident in reaching its same-store sales growth goals due to several sales catalysts planned for the second half of 2005, which include a promising line up of promotional offerings, the system-wide introduction of a gift card program in September 2005, continued execution of its national cable media advertising strategy, the second system-wide update of its enhanced core menu by year-end, and the remodeling of 225 to 250 IHOP restaurants in 2005.

G&A expenses are expected to be within IHOP’s guidance range of $61 million to $63 million for 2005.  IHOP expects to keep G&A growth moderate as the Company works to improve its operating leverage.  The Company’s G&A spending will focus on initiatives designed to support same-store sales growth, enhance the IHOP brand and drive operational improvements throughout the IHOP system.

IHOP expects to generate between $55 million and $65 million in Cash Flows from Operating Activities in 2005, while principal receipts from note and equipment contracts receivables are expected to be within the range of $15 million to $20 million.  These two combined sources of cash are expected to generate between $70 million and $85 million in 2005.  Capital expenditures are expected to be within the range of $11 million to $13 million in 2005.

Investor Call Today

IHOP will host an investor conference call to discuss its second quarter 2005 results today, Thursday, July 28, 2005 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time).  To participate on the call, please dial 800-901-5248 and reference pass code 31290967.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through Thursday, August 4, 2005 by dialing 888-286-8010 and referencing pass code 64192772.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering a variety of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of June 30, 2005, the end of IHOP’s second quarter, there were 1,207 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the New York Stock Exchange under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Franchise revenues	$39,887	$37,209	$80,784	$76,338
Rental income	32,806	32,405	65,844	64,797
Company restaurant sales	3,806	8,314	7,792	18,869
Financing revenues	6,409	8,216	14,311	18,024
Total revenues	82,908	86,144	168,731	178,028
Costs and Expenses
Franchise expenses	18,196	18,297	37,651	36,595
Rental expenses	24,333	23,705	49,016	47,125
Company restaurant expenses	3,788	8,942	8,594	20,898
Financing expenses	2,783	3,701	6,144	8,914
General and administrative expenses	12,514	14,045	28,077	27,680
Other expense, net	1,214	1,583	2,785	2,318
Impairment and closure charges	747	8,888	801	10,059
Total costs and expenses	63,575	79,161	133,068	153,589
Income before income taxes	19,333	6,983	35,663	24,439
Provision for income taxes	7,404	2,617	13,659	9,163
Net income	$11,929	$4,366	$22,004	$15,276

Net Income Per Share
Basic	$0.60	$0.21	$1.11	$0.72
Diluted	$0.60	$0.21	$1.10	$0.71

Weighted Average Shares Outstanding
Basic	19,764	20,958	19,877	21,182
Diluted	19,968	21,134	20,090	21,373

Dividends Declared Per Share	$0.25	$0.25	$0.50	$0.50

Dividends Paid Per Share	$0.25	$0.25	$0.50	$0.50

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Restaurant Data
Effective restaurants (a)
Franchise	1,042	987	1,038	983
Company	9	32	9	37
Area license	150	145	149	145
Total	1,201	1,164	1,196	1,165

System-wide (b)
Sales percentage change (c)	5.6%	8.4%	5.2%	10.4%
Same-store sales percentage change (d)	0.9%	4.2%	0.8%	5.6%

Franchise
Sales percentage change (c)	6.3%	11.6%	6.1%	13.6%
Same-store sales percentage change (d)	0.8%	4.0%	0.8%	5.5%

Company
Sales percentage change (c)	(54.2)%	(61.0)%	(58.7)%	(54.0)%
Same-store sales percentage change (d)	(3.1)%	7.1%	(0.3)%	8.5%

Area License
Sales percentage change (c)	10.0%	16.3%	10.7%	14.3%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                System-wide sales are retail sales of IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company.  Franchise restaurant sales were $435.4 million and $871.1 million for the second quarter and first six months of 2005, respectively, and sales at area license restaurants were $46.8 million and $96.6 million for the second quarter and first six months of 2005, respectively.  Sales of restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)                                  “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)                                 “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.  Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Restaurant Development Activity
Beginning of period	1,198	1,164	1,186	1,165
New openings
Company-developed	—	2	2	3
Franchisee-developed	11	5	22	7
Area license	2	—	3	3
Total new openings	13	7	27	13
Closings
Company and franchise	(4)	(4)	(6)	(11)
Area License	—	—	—	—
End of period	1,207	1,167	1,207	1,167

Summary-end of period
Franchise	1,045	990	1,045	990
Company	11	32	11	32
Area license	151	145	151	145
Total	1,207	1,167	1,207	1,167

Restaurant Franchising Activity
Company-developed	—	2	3	4
Franchisee-developed	11	5	22	7
Rehabilitated and refranchised	2	2	5	11
Total restaurants franchised	13	9	30	22
Reacquired by the Company	(6)	(3)	(8)	(3)
Closed	(3)	(4)	(5)	(8)
Net addition	4	2	17	11

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Current assets:
Cash and cash equivalents	$44,793	$44,031
Marketable securities	10,958	14,504
Other current assets	49,529	48,079
Total current assets	105,280	106,614
Property and equipment, net	320,538	326,848
Long-term receivables:
Notes receivable	34,281	39,841
Equipment leases receivable	169,206	172,927
Direct financing leases receivable	122,952	124,410
Other long-term assets	57,377	51,037
Total assets	$809,634	$821,677

Current liabilities:
Accounts payable	$17,881	$17,133
Accrued expenses	17,104	20,551
Other current liabilities	14,931	12,669
Total current liabilities	49,916	50,353
Long-term debt	132,737	133,768
Other long-term liabilities	297,238	297,792
Stockholders’ equity	329,743	339,764
Total liabilities and stockholders’ equity	$809,634	$821,677

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities
Net income	$22,004	$15,276
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	9,910	9,332
Impairment and closure charges	801	10,059
Changes in current assets and liabilities	(3,364)	(1,061)
Other	(2,521)	(998)
Cash flows provided by operating activities	26,830	32,608

Cash flows from investing activities
Additions to property and equipment	(2,639)	(8,978)
Purchase and redemption of marketable securities, net	3,546	9,630
Proceeds from sale of land and building	890	1,472
Principal receipts from long-term receivables	10,487	10,424
Other	(1,959)	(1,051)
Cash flows provided by investing activities	10,325	11,497

Cash flows from financing activities
Dividends paid	(10,002)	(10,696)
Purchase of treasury stock	(26,121)	(46,333)
Other	(270)	(143)
Cash flows used in financing activities	(36,393)	(57,172)

Net change in cash and cash equivalents	762	(13,067)
Cash and cash equivalents at beginning of period	44,031	27,996
Cash and cash equivalents at end of period	$44,793	$14,929

IHOP CORP. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME EXCLUDING IMPAIRMENT AND CLOSURE
CHARGES AND GAIN ON SALE OF REAL ESTATE

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net income, as reported	$11,929	$4,366	$22,004	$15,276
Impairment and closure charges	747	8,888	801	10,059
Gain on sale of real estate	—	—	—	(485)
Income tax benefit	(286)	(3,333)	(307)	(3,590)
Net income excluding impairment and closure charges and gain on sale of real estate	$12,390	$9,921	$22,498	$21,260

Basic net income per share:
Net income, as reported	$0.60	$0.21	$1.11	$0.72
Impairment and closure charges	0.04	0.42	0.04	0.47
Gain on sale of real estate	—	—	—	(0.02)
Income tax benefit	(0.01)	(0.16)	(0.02)	(0.17)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.63	$0.47	$1.13	$1.00

Diluted net income per share:
Net income, as reported	$0.60	$0.21	$1.10	$0.71
Impairment and closure charges	0.04	0.42	0.04	0.47
Gain on sale of real estate	—	—	—	(0.02)
Income tax benefit	(0.02)	(0.16)	(0.02)	(0.17)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.62	$0.47	$1.12	$0.99